EXHIBIT 23.0

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Enzon, Inc.:

We consent to  incorporation  by reference in the  Registration  Statements  No.
33-50904, 333-18051 and 33-19933 on Form S-8 and Registration Statements No. 333-32093, 333-46117 and 333-58269 on Form S-3 of Enzon, Inc. of our report dated September 8, 1998, relating to the consolidated balance sheets of Enzon, Inc. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 annual report on Form 10-K of Enzon, Inc.


                                             /s/ KPMG Peat Marwick LLP
                                                 KPMG Peat Marwick LLP


Short Hills, New Jersey
September __, 1998


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